CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the ETF Actively Managed Trust. Such references appear in the Manna Core Enhanced Dividend Stream Fund’s Prospectus and Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania
April 1, 2013